Exhibit 16.1

WILLIAMS & WEBSTER, P.S.
Bank of America Financial Center
601 W. Riverside, Suite 1940
Spokane, WA 99201-0611

March 20, 2003

Securities and Exchange Commission
450 Fifth Street SW
Washington, DC 20549

Re: Ardent Mines Limited
Commission File Number 333-50994

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form SB-2/A-3 in the section on experts.

Our independent auditor's report on the financial statements of Ardent Mines Limited for the period ended June 30, 2001 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern. We are no longer independent because of the non-payment of fees of $8,395. Therefore we have only reviewed the section under experts. We have not reviewed the filing, or given consent to the use of our audit reports for any period reflected therein.

There were no disagreements with Ardent Mines Limited on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The only outstanding disagreement with the Company concerns its unpaid fees.

Sincerely,

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington